  EXHIBIT 10.3

CONFIDENTIAL

March 16, 2022

Peter O’Hara

614 N Eagle Street

Naperville IL 60563

Peter,

We are pleased to make this conditional offer for employment with The Eastern Company. The terms of which are outlined below.

Title:	Chief Financial Officer, effective May 16, 2022
Primary responsibilities:

•         Provide executive leadership in all areas of Finance

•         Lead financial reporting and analysis

•         Oversee financial management, accounting, and controlling functions

•         Lead compliance and risk management

•         Participate in all aspects of mergers, acquisition and divestures

•         Support long term planning process and priorities

Location:	Naugatuck, CT
Base salary:	$425,000 per year ($8,173.08 per week)
Annual target incentive compensation:	Your target incentive will be equal to 40 percent of your base salary earned in a fiscal year and will be based on the achievement of certain annual financial goals.
Long term incentive

You will receive a long term incentive award equal to 40 percent of your base salary earned in a fiscal year. Long term incentives are subject to vesting and the achievement of long term financial goals.  We will share a copy of the long term incentive award agreement in April.

Termination benefits	You will be eligible for termination benefits in the event of termination without cause or constructive termination.

112 BRIDGE STREET,  P.O. BOX 460,  NAUGATUCK,  CONNECTICUT  06770-0460

PHONE (203) 729-2255  ●  FAX (203) 723-8653  ●  WWW.EASTERNCOMPANY.COM

Benefits:

•         The Eastern Company health and dental plan and flexible spending accounts

•         Participation in our 401(k) plan, including an automatic 3% company contribution and a 50% matching contribution up to 3% or more of your compensation

•         Life insurance; short- and long-term disability and long-term care coverage, subject to applicable waiting periods

•         Four weeks of vacation; paid time off (PTO) earned on an accrual basis, and company-paid holidays

Start date: CFO effective date:	April 4, 2022 May 16, 2022

This offer of employment is conditional upon the completion of a confidentiality agreement. (See exhibit)

*    *    *

Peter, we are excited to work with you to realize our ambitious goals for Eastern and look forward to having you onboard.

Kind regards,

/s/ August Vlak

AUGUST VLAK

THE EASTERN COMPANY

Accepted by:	/s/ Peter O’Hara

Name:	Peter O’Hara

Date:	March 16, 2022

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EXHIBIT

Reference: Confidentiality and Non-Disclosure Agreement

Gentlemen:

In consideration of my employment by The Eastern Company, its affiliates, divisions, or subsidiaries (hereinafter “Employer”), and the salary or wages to be paid to me from time to time for services rendered, I, Peter O’Hara, hereby agree, covenant and contract with the Employer as follows:

1. Disclosure of Inventions. For the purpose of this Agreement, the word “invention” shall include, but not be limited to, the following: any discovery, idea, device, process, design, development, improvement, conception, concept, application, technique, or invention whether patentable or not, and whether reduced to practice or not. During the term of my employment with Employer and during a period of twenty—four months after termination of such employment, I will promptly disclose to Employer, free from any obligation to me, each and every invention that I, individually or jointly with others, may invent, discover, conceive, or originate, which (i) are related, in any way, to Employers business, or (ii) which results from or may be suggested by any work which I may do for Employer or at Employer’s request, or (iii) which results from the use of the Employer’s facilities or materials.

2. Assignment of Inventions. During the term of my employment with Employer and during a period of twenty—four months after termination of such employment, I agree to assign and transfer to the Employer, without any separate remuneration or compensation other than the wages or salary received or compensation paid to me from time to time in the course of my employment by the Employer, my entire right, title and interest in and to all inventions conceived or made by me, together with all United States and foreign patent rights and any other legal protection in and with respect to any and all such inventions. Upon request by the Employer, I agree to execute, and deliver all appropriate patent applications for securing all United States and foreign patents on all such inventions, and to do, execute and deliver any and all acts and instruments that may be necessary or proper to vest all such inventions and patents in the Employer or its designee, and to enable the Employer or its designee to obtain all such letters patent or other legal protection. I agree to render to the Employer or its designee all such assistance as may be required in the prosecution of all such patent applications for the reissue of such patents and in the prosecution or defense of all interferences which may be declared involving any of said patent applications or patents. I further agree not to contest the validity of any patent, United States or foreign, which is issued to the Employer or its designee, on which I made any contribution, or in which I participated in any way, and not to assist any other party in any way in contesting the validity of any such patent.

3. Prior Inventions. A complete description of all inventions, applications for patent, and patents in which I personally hold an interest prior to the date of this Agreement are attached hereto as Schedule A. Only those inventions so listed shall be deemed to be excluded from the terms and conditions of this Agreement.

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4. Confidentiality. I understand and acknowledges that I have had and may continue to have access to certain information about the Employer that is not generally known to the public, which shall include, but not be limited to, the following: (i) information regarding operations, assets, liabilities or financial condition; (ii) information regarding bidding, quotations, price, sales merchandising, marketing, capital expenditures, costs, joint ventures, business alliances, products, services or purchasing; (iii) information regarding employees, contractors, subcontractors, sales agents or sales representatives; (iv) customer lists or other information related to customers; (v) information regarding vendors, suppliers, distributors or other business partners; (vi) forecasts, projections, budgets and business plans; (vii) information regarding the planned or pending acquisitions, divestitures or other business combinations; and (viii) trade secrets and proprietary information, together “Confidential Information”. Except in connection with regularly assigned duties for the Employer, I agree that I will not, without prior written approval of an authorized representative of the Employer, divulge or disclose to anyone outside of the Employer, whether by private communication or by public address or publication, or otherwise, any Confidential Information, and will not during my employment by the Employer or at any time thereafter disclose or use for my own benefit such information or Confidential Information, whether or not such Confidential Information were acquired while I was engaged in the Employer’s affairs and regardless of by whom such Confidential Information was generated, either by the Employer or by me or others in the employ of the Employer. All copies of any such Confidential Information, however and wherever produced, shall be and remain the sole property of the Employer and shall not be removed from the premises or custody of the Employer without prior written consent or authorization of an authorized representative of the Employer.

5. Return of Property. On termination of my employment, I shall deliver all reports, records, drawings, blueprints, notes, data, memorandum, models, tools and equipment of any nature that are in my possession or under my control and that are the property of Employer or relate to my employment or to the business of Employer.

6. Breach of Trust and Injunction. I hereby acknowledge that I will learn and come in contact with certain Confidential Information. I understand that if, either during employment or thereafter, I disclose to others, use for my own benefit, copy, or make notes of any of the Confidential, such conduct will constitute a breach of the confidence and trust bestowed on me by Employer. I recognize that any breach of this Agreement by me is likely to result in irreparable injury to the Employer and agree that the Employer shall be entitled to an injunction restraining me from disclosing or using, in whole or in part, such trade secrets or information or from rendering any services to any person, firm, corporation, association, or other entity to whom such trade secrets or information, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein shall be construed as prohibiting the Employer from pursuing any other remedies available to the Employer from such breach or threatened breach, including the recovery of damages from me.

7. Good Faith Dealing. I further agree that while employed by Employer and thereafter I will not commit any act interfering with the business, goodwill, trade or customers of the Employer or any subsidiary or affiliated corporations. Furthermore, during such employment and for a period of two years after termination of employment with the Employer, I will not influence or attempt to influence any other employee of the Employer to accept employment with a competitor of the Employer or of any subsidiary or affiliated corporation.

8. Non-disparagement. At all times while I am an employee of the Employee and thereafter, I shall not, directly or indirectly, make (or cause to be made) to any person (other than private discussions with my family or legal counsel and, while employed by the Company, my internal business discussions with other employees of the Employer in the ordinary course regarding legitimate business activities of the Employer) any disparaging, derogatory or other negative statement about any member of the Employer, their shareholders or their respective affiliates, or any of their respective officers, directors, employees, or any of their products or services.

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9. Governing Law. The validity, interpretation and performance of this Agreement shall be governed and construed by the law of the State of Connecticut.

Signed at _Cleveland, OH________________________, this ______16th____________________

day of ___March__________________________, 20_22___.

/s/ Peter O’Hara

Peter O’Hara

Accepted by:

THE EASTERN COMPANY

By	/s/ August Vlak

August Vlak, President & CEO

Date	March 16, 2022

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